Exhibit 10.1

Beeline Holdings, Inc.

188 Valley Street, Suite 225

Providence, RI 02909

January 27, 2026

Re: Series A Convertible Redeemable Preferred Stock

Dear ___:

This letter documents our understanding with respect to the Series A Convertible Redeemable Preferred Stock (the “Preferred Stock”) of Beeline Holdings, Inc. (the “Company”) held by _______ (the “Holder”). By signing below, the undersigned parties agree as follows:

The Company agrees that, notwithstanding anything in the Certificate of Designations of the Preferred Stock to the contrary, the Holder shall be entitled to convert up to 2,000,000 additional shares of Preferred Stock in excess of the Special Conversion Amount (as defined therein) at a conversion price of $2.00 beginning on the date of this letter agreement. The Company shall amend the Certificate of Designations of the Preferred Stock to reflect the change made by this letter agreement.

The Holder covenants and agrees that it shall not sell shares of the Company’s Common Stock representing more than 5% of the reported volume on The Nasdaq Capital Market for the Company’s common stock on any trading day.

The undersigned parties acknowledge and agree that the exchange of the Preferred Stock held by the Holder shall be the sole consideration for the conversion contemplated hereby, that no commission or other remuneration has been or will be paid or given directly or indirectly for the exchange contemplated hereby other than the exchange by the Holder of such Preferred Stock and that Section 3(a)(9) of the Securities Act of 1933 shall be applicable to such exchange, and the undersigned parties covenant and agree not to take a position contrary to the foregoing.

By signing below, each of the undersigned parties agree to the above terms.

Very truly yours,

Nicholas Liuzza Jr., Chief Executive Officer

[Continued on following page]

The undersigned hereby agrees to the foregoing:

By:
Name: